UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2024

Bogota Financial Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39180	84-3501231
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

819 Teaneck Road, Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 862-0660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	BSBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 15, 2024, Bogota Savings Bank (the “Bank”), a wholly-owned subsidiary of Bogota Financial Corp. (the “Company”), entered into and closed on an agreement for the purchase and sale of real property (the “Sale Agreement”) with MountainSeed Real Estate Services, LLC (the “Purchaser”), which provides for the sale to the Purchaser of three of the Bank’s branch offices (collectively, the “Properties”), for an aggregate cash purchase price of approximately $12.5 million.

Under the Sale Agreement, the Bank concurrently entered into lease agreements (the “Lease Agreements”) with the Purchaser under which the Bank will lease each of the Properties. Each of the Lease Agreements will have an initial term of 15 years with specified renewal options. The Bank will not close any branches or exit any markets as part of the sale-leaseback transaction.

The sale-leaseback transaction resulted in a pre-tax gain of approximately $9.0 million. The aggregate first-year rent expense will be approximately $1.0 million.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sale Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this Current Report on Form 8-K.

Item 2.02	Results of Operation and Financial Condition

On January 6, 2025, the Company issued a press release announcing the Bank’s sale-leaseback transaction and a recent balance sheet repositioning related to its investment securities portfolio. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement for Purchase and Sale of Property, dated November 15, 2024*

99.1	Press release dated January 6, 2025

104	Cover Page Interactive Data File (formatted in iXBRL and contained in Exhibit 101)

*

Certain exhibits and/or schedules to the Exhibit have been omitted pursuant to Item 601(a)(5). The Company agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BOGOTA FINANCIAL CORP.

DATE: January 6, 2025	By:	/s/ Kevin Pace
Kevin Pace
President and Chief Executive Officer